Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
by and among
THE PNC FINANCIAL SERVICES GROUP, INC.,
NATIONAL CITY BANK
and
FIRST NIAGARA FINANCIAL GROUP, INC.
Dated as of April 6, 2009

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. General Interpretive Principles	7

ARTICLE II
SALE AND PURCHASE OF THE SECURITIES

Section 2.01. Sale and Purchase of the Securities	7
Section 2.02. Closing	7

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company	8
Section 3.02. Representations and Warranties of PNC	17
Section 3.03. Representations and Warranties of NCB	18

ARTICLE IV
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.01. Taking of Necessary Action	19
Section 4.02. Financial Statements and Other Reports	19
Section 4.03. Common Stock Lockup	20
Section 4.04. Standstill	20
Section 4.05. Securities Laws; Legends	21
Section 4.06. Lost, Stolen, Destroyed or Mutilated Securities	22
Section 4.07. Regulatory Matters	22
Section 4.08. Company Lockup	23
Section 4.09. Public Disclosure	23

ARTICLE V
CONDITIONS; TERMINATION

Section 5.01. Conditions of Purchasers	24
Section 5.02. Conditions of the Company	25
Section 5.03. Termination	25
Section 5.04. Effect of Termination	26

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Page

ARTICLE VI
MISCELLANEOUS

Section 6.01. Survival of Representations and Warranties	26
Section 6.02. Notices	27
Section 6.03. Entire Agreement; Third Party Beneficiaries; Amendment	28
Section 6.04. Third Party Beneficiaries	28
Section 6.05. Counterparts	28
Section 6.06. Governing Law	28
Section 6.07. Confidentiality	28
Section 6.08. Expenses	29
Section 6.09. Indemnification	29
Section 6.10. Successors and Assigns	30
Section 6.11. Remedies; Waiver	30
Section 6.12. Waiver of Jury Trial	31
Section 6.13. Severability	31

EXHIBITS

A — Terms of Registration and Exchange Rights Agreement

B — Terms of the Senior Notes

C — Form of Opinion of Counsel to the Company

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SECURITIES PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of April 6, 2009, by and among The PNC Financial Services Group, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (“PNC”), National City Bank, a national banking association organized under the laws of the United States (“NCB,” and together with PNC, “Purchasers”), and First Niagara Financial Group, Inc., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.
WHEREAS, simultaneous with the entry into this Agreement, Purchasers and the Company are entering into that certain Purchase and Assumption Agreement (the “P&A Agreement”) with respect to the sale by NCB and assumption by the Company of certain banking operations of NCB in the Commonwealth of Pennsylvania;
WHEREAS, subject to the terms and conditions of this Agreement, PNC has agreed to purchase from the Company, and, if it so elects, the Company will sell to PNC, shares of Common Stock (as defined below);
WHEREAS, subject to the terms and conditions of this Agreement, NCB has agreed to purchase from the Company, and, if it so elects, the Company will issue to NCB, Senior Notes (as defined below);
WHEREAS, the Company and Purchasers desire to set forth certain agreements herein.
NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
Definitions
Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person; provided that for purposes of this Agreement, BlackRock, Inc. and its subsidiaries shall not be deemed to be Affiliates of Purchasers. As used in this definition, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual or group.
“Aggregate Notes Principal Amount” shall have the meaning set forth in Section 2.01.
“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Documents” means the Registration and Exchange Rights Agreement, the Indenture and the Senior Notes.
“Beneficially Own” and “Beneficial Owner” shall have the meaning set forth in Section 4.04(b).
“Blackout Release Date” means the earlier of (i) the date that PNC shall have ceased to have Beneficial Ownership of Common Stock and (ii) the date that the Company shall have filed with the SEC its form 10-Q with respect to the quarterly period ended September 30, 2009.
“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.
“Change of Control” means: (i) Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of Common Stock or (B) the combined voting power of the then-outstanding Voting Securities; provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;
(ii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Common Stock and the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the then-outstanding Common Stock and Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Closing” and “Closing Date” shall have the meanings set forth in Section 2.02(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Share Number” means 6,818,182 or such lesser number (which may be zero) as the Company may elect by written notice to PNC not later than five (5) calendar days prior to the Closing Date; provided that, except as PNC may otherwise agree by written notice to the Company, the Common Share Number shall not exceed the Maximum Common Share Number.
“Common Share Reference Price” means the volume-weighted average of the trading sale prices per share of Common Stock as reported on the NASDAQ during the Reference Period.
“Common Stock Purchase Price” shall have the meaning set forth in Section 2.01.
“Common Stock” shall have the meaning set forth in Section 3.01(e).
“Company” shall have the meaning set forth in the preamble hereto.
“Company Bylaws” means the amended and restated bylaws of the Company.
“Company Certificate” means the certificate of incorporation of the Company.
“Company Cumulative Preferred Stock” shall have the meaning set forth in Section 3.01(e).
“Company Disclosure Schedule” shall have the meaning set forth in Section 3.01.
“Company Indemnitees” shall have the meaning set forth in Section 6.09(b).
“Company Plans” means all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA), providing cash or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension, savings, or other employee benefits, that are sponsored, maintained or contributed to by the Company or any of its Affiliates for the benefit of current or former employees or directors of the Company or any of its Affiliates and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer or employee of the Company or any of its Affiliates.

“DGCL” means the Delaware General Corporation Law.
“Environmental Law” means any federal, state, or local law, statute, rule, regulation, code, rule of common law, order, judgment, decree, injunction or agreement with any federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 USC §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 USC §1251 et seq.); and the Occupational Safety and Health Act (29 USC §651 et seq.).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“FNB” means First Niagara Bank, a federally chartered stock savings association, organized under federal law.
“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof.
“Indemnified Party” shall have the meaning set forth in Section 6.09(c).
“Indemnifying Party” shall have the meaning set forth in Section 6.09(c).
“Indenture” shall have the meaning set forth in Exhibit B.
“Information” shall have the meaning set forth in Section 6.07.
“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications) and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
“IRS” shall have the meaning set forth in Section 3.01(l).
“Loss” shall have the meaning set forth in Section 6.09(a).
“Material Adverse Effect” means any material adverse effect on (a) the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include any effects to the extent arising out of or resulting from (i) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (iii) actions or omissions of the Company taken with the prior written consent of Purchasers, (iv) changes, after the date hereof, in general economic or market conditions generally affecting the other companies in the industries in which the Company and its Subsidiaries operate or (v) the consummation of the transactions contemplated by the P&A Agreement, except, with respect to clauses (i), (ii) and (iv), to the extent that the effects of such changes are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole), (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents or (c) the validity or enforceability of this Agreement or any of the Ancillary Documents or the rights or remedies of Purchasers hereunder and thereunder.
“Maximum Common Share Number” means the lesser of (A) 6,818,182 and (B) the quotient, rounded up to the nearest whole number, of (x) $75 million divided by (y) the Common Share Reference Price.
“NASDAQ” means the NASDAQ Stock Market LLC.
“OTS” means the Office of Thrift Supervision.
“P&A Agreement” shall have the meaning set forth in the recitals hereto.
“PBGC” shall have the meaning set forth in Section 3.01(k)(i).
“Person” or “person” means an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.
“PNC” shall have the meaning set forth in the preamble hereto.
“Purchaser Indemnitee” shall have the meaning set forth in Section 6.09(a).

“Purchaser Information” means information with respect to a Purchaser and its Affiliates or any of their respective officers and directors that is provided to the Company by a Purchaser or any of its representatives specifically for inclusion in any of the Regulatory Filings.
“Purchasers” shall have the meaning set forth in the preamble hereto.
“Reference Period” means the five consecutive trading days during which the shares of Common Stock are traded on the NASDAQ ending on the calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day
“Registration and Exchange Rights Agreement” means a registration and exchange rights agreement with respect to the Senior Notes executed by the Company and NCB and containing the terms set forth hereto in Exhibit A.
“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.
“Regulatory Filings” shall have the meaning set forth in Section 3.01(o).
“Reports” shall have the meaning set forth in Section 3.01(f).
“SEC” means the United States Securities and Exchange Commission.
“Securities” means the Common Stock and the Senior Notes.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Notes” means 12% Senior Notes due 2014 of the Company having such terms as are set forth on Exhibit B hereto.
“Subsidiary” means, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.
“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, together with all penalties and additions to tax and interest thereon.

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Regulatory Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.
“Transactions” shall have the meaning set forth in Section 3.01(c).
“Voting Debt” shall have the meaning set forth in Section 3.01(e).
“Voting Securities” shall have the meaning set forth in Section 4.04(b).
Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.
ARTICLE II
Sale and Purchase of the Securities
Section 2.01. Sale and Purchase of the Securities. Subject to all of the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing (as defined below), (a) the Company may elect to sell to PNC, and, upon such election, PNC will purchase from the Company, a number of shares of Common Stock equal to the Common Share Number, for an aggregate purchase price equal to the product of (x) the Common Share Number and (y) the Common Share Reference Price (the “Common Stock Purchase Price”) and (b) NCB will purchase from the Company at par Senior Notes in an aggregate principal amount (rounded up to the nearest whole $1,000) (the “Aggregate Notes Principal Amount”) equal to (A) (x) $150,000,000 minus (y) the Common Stock Purchase Price or (B) such lesser aggregate principal amount (which may be zero) as the Company may elect by written notice to PNC not later than five (5) calendar days prior to the Closing Date.
Section 2.02. Closing. (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the purchase and sale of the Common Stock hereunder and the issuance of the Senior Notes hereunder (the “Closing”) shall take place at the offices of PNC at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania. The Closing shall take place concurrently with the closing of the transactions contemplated by the P&A Agreement (the date that the Closing occurs, the “Closing Date”).

(b) At the Closing: (i) the Company will deliver to PNC a number of shares of Common Stock equal to the Common Share Number, in certificated or book entry form as the parties shall agree; (ii) the Company will issue to NCB the Senior Notes in certificated or book entry form as the parties shall agree, having an aggregate principal amount equal to the Aggregate Notes Principal Amount; (iii) PNC, in full payment for the Common Stock, will deliver or cause to be delivered to the Company immediately available funds, by wire transfer to such account as the Company shall specify, in the amount of the Common Stock Purchase Price; (iv) NCB, in full payment for the Senior Notes, will deliver or cause to be delivered to the Company immediately available funds, by wire transfer to such account as the Company shall specify, in an amount equal to the Aggregate Notes Principal Amount; and (v) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article V.
ARTICLE III
Representations and Warranties
Section 3.01. Representations and Warranties of the Company. Except as disclosed in the Reports filed with or furnished to the SEC by the Company prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature) or in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Purchasers at or prior to the execution of this Agreement, the Company represents and warrants to, and agrees with, Purchasers as follows:
(a) Organization and Good Standing of the Company; Organizational Documents. (i) The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended, and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not reasonably be expected to have a Material Adverse Effect. True, complete and correct copies of the Company Certificate and the Company Bylaws, as in effect as of the date of this Agreement, have previously been made available to Purchasers.
(b) Organization and Good Standing of Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so authorized, licensed or qualified in any such jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The deposit accounts of FNB are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c) Authorization; No Conflicts.
(i) The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each Ancillary Document and consummation of the Transactions. This Agreement has been, and at or prior to the Closing, each Ancillary Document to which it is a party will be, duly and validly executed and delivered by the Company. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Document to which it is a party will be, a valid and binding obligation of the Company, enforceable against it in accordance with its terms.
(ii) The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, the consummation by the Company of the Transactions and the compliance by the Company with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Company Certificate, the Company Bylaws or the certificate of incorporation, charter, by-laws or other governing instrument of any Subsidiary of the Company or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(d) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by the Company of the Transactions.
(e) Capitalization.

(i) The authorized capital stock of the Company consists of (A) 250,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) and (B) 50,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company, of which 184,011 shares have been designated as Fixed Rate Cumulative Preferred Stock, par value $0.01 per share, of the Company (the “Company Cumulative Preferred Stock”). As of March 25, 2009, (A) 118,687,368 shares of Common Stock were issued and outstanding, (B) 184,011 shares of Company Cumulative Preferred Stock were issued and outstanding, (C) 6,731,893 shares of Common Stock were held by the Company in its treasury, (D) 3,743,081 shares of Common Stock were reserved for issuance in connection with employee benefit, stock option and dividend reinvestment and stock purchase plans, and (E) 1,906,091 shares of Common Stock were reserved for issuance in connection with warrants held by the United States Department of the Treasury pursuant to the Capital Purchase Program under the Troubled Assets Relief Program. All of the issued and outstanding shares of the Company’s capital stock have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Other than as set forth in this subsection (e) or pursuant to this Agreement (1) no equity securities or Voting Debt of the Company are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever, (2) there are outstanding no securities or rights convertible into or exchangeable for any equity securities or Voting Debt of the Company and (3) there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional equity securities or Voting Debt or options, warrants or rights to purchase or acquire any additional equity securities or Voting Debt.
(ii) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, and all of such shares or equity ownership interests have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(f) Reports; Financial Statements; Controls.
(i) Since December 31, 2007, the Company and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with (A) the SEC under the Securities Act or the Exchange Act, (B) the OTS, (C) the FDIC and (D) any other federal, state or foreign Regulatory Authority (all such reports and statements are collectively referred to herein as the “Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Reports complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which they were filed and (A) with respect to Reports furnished or filed with the SEC, did not as of the date of furnishing or filing thereof with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) with respect to all other Reports, were complete and accurate in all material respects as of their respective dates. There are no facts existing as of the date hereof peculiar to the Company or any of its Subsidiaries that the Company has not disclosed in the Reports or to Purchasers in writing that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002.
(ii) Each of the consolidated statements of condition and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto.
(iii) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.1(f)(iii). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2006, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
(g) Absence of Certain Changes. Since December 31, 2008 until the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (ii) except for publicly disclosed ordinary dividends on the Common Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (iii) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(h) No Undisclosed Liabilities, etc. Neither the Company nor its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 3.01(f), except for liabilities that have arisen since December 31, 2008 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(i) Compliance with Applicable Law. Each of the Company and its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local governmental authority applicable to the Company or such Subsidiary.
(j) Legal Proceedings. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) relating to or which challenges the validity or propriety of the Transactions. Neither the Company nor any of its Subsidiaries

is subject to any order, judgment, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any Report or relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) since December 31, 2006, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries.
(k) ERISA.
(i) Each Company Plan has been maintained and administered in compliance with its terms and with applicable law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Any Company Plan intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified. Neither the Company nor any of its Affiliates maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA: (A) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; (E) the PBGC has not instituted proceedings to terminate any such plan and no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan, and (F) no employees actively accrue benefits under such plan.
(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not (either alone or in combination with another event) result in an increase in the amount of, or acceleration in the timing of payment or vesting of, any compensation payable or awarded by the Company or any of its Affiliates to any of its or their current or former employees under any Company Plans or entitle any current or former employee, consultant or officer of the Company or any of its Affiliates to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable law.

(l) Taxes and Tax Returns. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:
(i) each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date hereof (all such returns being true, accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith through appropriate proceedings, have not been finally determined and have been adequately reserved against;
(ii) each of the Company and its Subsidiaries have withheld and paid over to the proper taxing authority all Taxes required to be withheld from amounts owing to any employee, creditor or third party;
(iii) the federal, state and local income Tax returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) and any applicable state and local taxing authorities for all years to and including 2006 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP;
(iv) there are no disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP;
(v) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);
(vi) within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code;
(vii) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries; and
(viii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:
(i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any claims, liens or encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;
(ii) the use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property;
(iii) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries;
(iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any pending claim with respect to any Intellectual Property used by the Company or any of its Subsidiaries; and
(v) to the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of its Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.
(n) Environmental Liability. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:
(i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under any Environmental Law, pending or threatened against the Company or any of its Subsidiaries;
(ii) to the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Regulatory Authority or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries; and
(A) neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Regulatory Authority or third party imposing any liability or obligation with respect to any of the foregoing.

(o) Company Information. None of the information to be contained in any document filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement (the “Regulatory Filings”), including without limitation any registration statement or offering document with respect to the Common Stock and/or the Senior Notes, in each case, other than Purchaser Information, as to which no representation is made by the Company, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
(p) State Takeover Laws. The Board of Directors of the Company has taken all action, if any, necessary to render inapplicable to Purchasers the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law applicable to transactions between PNC and/or NCB, on the one hand, and the Company, on the other hand.
(q) Status of Securities. The Securities have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Common Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other securityholder of the Company. When issued and sold against receipt of the consideration therefor, the Senior Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
(r) Offering of Securities. Except pursuant to the Registration and Exchange Rights Agreement, neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Securities to the registration requirements of the Securities Act.
(s) Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions, other than any such parties the fees and expenses of which will be paid solely by the Company.

Section 3.02. Representations and Warranties of PNC. PNC represents and warrants to, and agrees with, the Company as follows:
(a) Organization. PNC is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.
(b) Authorization; No Conflicts.
(i) PNC has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by PNC of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on behalf of PNC. No other corporate proceedings on the part of PNC are necessary to authorize the execution, delivery and performance by PNC of this Agreement and each Ancillary Document and consummation of the Transactions. This Agreement has been, and on or prior to the Closing each Ancillary Document to which it is a party will be, duly and validly executed and delivered by PNC. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Document to which it is a party will be, a valid and binding obligation of PNC, enforceable against it in accordance with its terms.
(ii) The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, the consummation by PNC of the Transactions and the compliance by PNC with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Amended and Restated Articles of Incorporation or Bylaws of PNC or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument of PNC or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to PNC or its properties or assets other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.
(c) Consents and Approvals. Except for approvals required pursuant to Section 4 of the Bank Holding Company Act (12 U.S.C. §1843), no consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority is required on the part of PNC in connection with the execution, delivery and performance by PNC of this Agreement and the Ancillary Documents to which it is a party and the consummation by PNC of the Transactions.
(d) Brokers and Finders. Except for Sandler O’Neill + Partners, L.P., neither PNC nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

(e) Sufficient Funds. PNC has, and as of the Closing Date will have, sufficient funds to consummate the Transactions required to be consummated by it hereunder.
Section 3.03. Representations and Warranties of NCB. NCB represents and warrants to, and agrees with, the Company as follows:
(a) Organization. NCB is a national banking association, duly organized and validly existing under the laws of the United States, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.
(b) Authorization; No Conflicts. (i) NCB has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by NCB of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on behalf of NCB. No other corporate proceedings on the part of NCB are necessary to authorize the execution, delivery and performance by NCB of this Agreement and each Ancillary Document and consummation of the Transactions. This Agreement has been, and on or prior to the Closing each Ancillary Document to which it is a party will be, duly and validly executed and delivered by NCB. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Document to which it is a party will be, a valid and binding obligation of NCB, enforceable against it in accordance with its terms.
(ii) The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, the consummation by NCB of the Transactions and the compliance by NCB with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Amended and Restated Articles of Incorporation or Bylaws of NCB or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument of NCB or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to NCB or its properties or assets other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.
(c) Consents and Approvals. Except for approvals required pursuant to Section 4 of the Bank Holding Company Act (12 U.S.C. §1843), no consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority is required on the part of NCB in connection with the execution, delivery and performance by NCB of this Agreement and the Ancillary Documents to which it is a party and the consummation by NCB of the Transactions.

(d) Brokers and Finders. Except for Sandler O’Neill + Partners, L.P., neither NCB nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.
(e) Sufficient Funds. NCB has, and as of the Closing Date will have, sufficient funds to consummate the Transactions required to be consummated by it hereunder.
ARTICLE IV
Additional Agreements of the Parties
Section 4.01. Taking of Necessary Action. Subject to the conditions set forth in Article V hereof, each of the parties hereto agrees to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as another party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.
Section 4.02. Financial Statements and Other Reports.
(a) The Company covenants that, to the extent it has not previously publicly filed such information with the SEC in an annual report on Form 10-K or periodic report on Form 10-Q, it will deliver to Purchasers:
(i) within 40 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries (for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated statement of condition of the Company and its consolidated Subsidiaries as of the end of such quarterly period; and
(ii) within 75 days after the end of each fiscal year, a consolidated statement of condition of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, changes in stockholders’ equity and cash flows for such fiscal year, together with the audit report of KPMG LLP or other independent public accountants of recognized standing selected by the Company.
(b) The obligations of the Company to deliver the materials described in Section 4.02(a) shall continue in full force and effect until such time as Purchasers shall no longer own either shares of Common Stock representing at least three percent (3%) of the Common Stock then outstanding or Senior Notes having an aggregate principal amount at least equal to $50,000,000.

Section 4.03. Common Stock Lockup.
(a) Subject to the Company’s compliance with its obligations under this Agreement, and except as may be otherwise provided in the Registration and Exchange Rights Agreement, PNC shall not, without the Company’s prior written consent, sell, transfer, otherwise dispose of or enter into any hedge with respect to any of the shares of Common Stock until such time as the Company shall have filed, and the SEC shall have declared effective, a registration statement with respect to the resale of such shares as contemplated by the Registration and Exchange Rights Agreement. From and after such time as such a registration statement shall have become effective, PNC may (i) enter into hedges with respect to all or a portion of its Common Stock and (ii) from time to time sell shares of Common Stock, either (A) in a registered public offering using an underwriter or underwriters approved by the Company (such approval not to be unreasonably withheld or delayed), or (B) in open market transactions, subject to a daily limit equal to 20% of the 30-day trailing average daily trading volume of the Common Stock on the NASDAQ; provided that until the Blackout Release Date, such hedges or sales shall be subject to customary blackout periods applicable to the Company’s officers and directors. The Company shall apprise PNC with respect to the timing of any blackout periods until the Blackout Release Date. Notwithstanding the foregoing, PNC may sell, transfer or otherwise dispose any or all of such shares of Common Stock by tendering such securities pursuant to any tender offer or exchange offer commenced by any third party that has not been solicited, directly or indirectly, by PNC or any of its Affiliates or in connection with any merger or consolidation to which the Company is a party or pursuant to a plan of liquidation of the Company.
(b) The restrictions set forth in Section 4.03(a) shall not apply to PNC and its Affiliates’ ordinary course fiduciary activities or to the ordinary course activities of PNC or its Affiliates’ affiliated proprietary and third party fund and asset management activities or affiliated brokerage and trading or financing activities.
Section 4.04. Standstill.
(a) PNC covenants to and agrees with the Company that, without the Company’s prior written consent, neither it nor any of its Affiliates will, directly or indirectly (including by way of cooperating or coordinating with any third party with respect to the following actions or by encouraging, assisting, advising or facilitating the taking of any of the following actions by any third party):
(i) In any way acquire Beneficial Ownership of any Voting Securities or any direct or indirect rights or options to acquire Beneficial Ownership of any Voting Securities other than those acquired by PNC from the Company pursuant to the terms of this Agreement or pursuant to a stock split, stock dividend or similar corporate action initiated by the Company; provided that PNC and its Affiliates may acquire Beneficial Ownership of additional Voting Securities to the extent that such acquisition would not result in PNC and its Affiliates owning more than 9.9% of the aggregate voting power of the Voting Securities.
(ii) Seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company by way of any public communication or communication with any Person other than the Company, or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any Voting Securities or become a “participant” in any “election contest” (as such terms are defined and used in Rule 14a-11 under the Exchange Act) with respect to Voting Securities or exercise voting rights associated with such Voting Securities other than in accordance with the recommendation of the Board of Directors of the Company; or

(iii) Make a request to amend or waive any provision of this Section 4.04(a);
provided, however, that, the restrictions set forth in this Section 4.04(a) shall not apply to any acquisition of Voting Securities by PNC or its Affiliates in connection with PNC and its Affiliates’ ordinary course fiduciary activities or to the ordinary course activities of PNC or its Affiliates’ affiliated proprietary and third party fund and asset management activities or affiliated brokerage and trading or financing activities; provided, further, that the restrictions set forth in this Section 4.04(a) shall cease to apply to any Voting Securities sold or transferred by PNC to any person other than an Affiliate of PNC.
(b) For purposes of this Section 4.04, a Person shall be deemed to “Beneficially Own” any securities of which such Person or any such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof or of which such Person or any of such Person’s Affiliates or associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise and “Voting Securities” means at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors or any securities that are convertible into, or exchangeable or exercisable for, any such shares.
(c) The obligations of PNC and its Affiliates under Section 4.04(a) shall continue in full force and effect until such time as PNC and its Affiliates shall Beneficially Own less than one percent (1%) of the Common Stock then outstanding (disregarding any shares of Common Stock that are held in the context of PNC and its Affiliates’ ordinary course fiduciary activities or the ordinary course activities of PNC or its Affiliates’ affiliated proprietary and third party fund and asset management activities or affiliated brokerage and trading or financing activities).
Section 4.05. Securities Laws; Legends. (a) Purchasers acknowledge and agree that as of the date hereof the Securities have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchasers acknowledge that, except as provided in the Ancillary Documents, Purchasers have no right to require the Company to register the Securities. Purchasers further acknowledge and agree that each certificate for the Common Stock and each Senior Note shall bear a legend substantially as set forth in paragraphs (b) and (c), respectively, of this Section 4.05.

(b) Certificates for the Common Stock shall bear customary legends in accordance with the requirements of the Securities Act and any applicable state securities laws.
(c) The Senior Notes shall bear customary legends in accordance with the requirements of the Securities Act and any applicable state securities laws.
(d) Any holder of Securities may request the Company to remove any or all of the legends described in this Section 4.05 from the certificates or notes evidencing such Securities by submitting to the Company such certificates or notes, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend or legends are no longer required under the Securities Act or applicable state laws, as the case may be.
Section 4.06. Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate or note representing any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate or note is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares or another note of like tenor, as the case may be.
Section 4.07. Regulatory Matters.
(a) Purchasers and the Company shall use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Transactions. The Company and Purchasers shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the Transactions. In connection with the foregoing, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the Transactions and each party will keep the other appraised of the status of matters relating to completion of the Transactions.
(b) Purchasers and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchasers, the Company or any of their respective Subsidiaries to any Regulatory Authority in connection with the Transactions.
(c) Purchasers and the Company shall promptly furnish the other with copies of written communications received by them or their Subsidiaries from, or delivered by any of the foregoing to, any Regulatory Authority in respect of the Transactions (other than in respect of information filed or otherwise submitted to any such Regulatory Authority and designated as confidential with respect to the other party or parties, as applicable).

(d) Purchasers and the Company shall, and shall cause their Subsidiaries to, use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on them or their Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Article V hereof, to consummate the Transactions and (ii) subject to the conditions set forth in Article V hereof, to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party which is required to be obtained by the Company or Purchasers or any of their respective Subsidiaries in connection with the Transactions, and to comply with the terms and conditions of such consent, authorization, order or approval.
Section 4.08. Company Lockup. The Company agrees that from the commencement of the Reference Period until ninety (90) calendar days following the date that the Company shall have filed with the SEC its Quarterly Report on Form 10-Q with respect to the quarterly period ended September 30, 2009, except as PNC may otherwise consent in its sole discretion, and except for the Transactions and ordinary course compensation practices in accordance with past practice, the Company will not issue, sell, contract to sell, offer, or otherwise transfer any shares of Common Stock, or any warrants, options or other securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock.
Section 4.09. Public Disclosure. Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, the Company shall afford to Purchasers reasonable access, during normal business hours, to its personnel, properties, books and records in connection with the Transactions and any potential offer and sale by Purchasers of the Securities. The Company further agrees that, not later than the third (3rd) Business Day preceding the date of any planned offer or sale of Securities by Purchasers (provided that Purchasers have given the Company at least eight (8) Business Days’ advance written notice of such intent, and provided further that no such offer or sale shall precede the date that the Company shall have filed with the SEC its Quarterly Report on Form 10-Q with respect to the quarterly period ended September 30, 2009), it shall make public disclosure of any information with respect to the Company furnished or made available to the Purchasers in connection with the Transactions (including pursuant to the preceding sentence) to the extent necessary to ensure that all material non-public information made available to the Purchasers is made public and no registration statement, report or filing of the Company with the SEC (including any registration statement or prospectus relating to the Securities) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

ARTICLE V
Conditions; Termination
Section 5.01. Conditions of Purchasers. The obligations of Purchasers to purchase and pay for the Securities at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:
(a) Representations and Warranties; Covenants.
(i) The representations and warranties of the Company (i) contained in Section 3.01(e)(i) of this Agreement shall be true and correct in all material respects, (ii) contained in Section 3.01(g)(iii) shall be true and correct in all respects and (iii) contained in any other Section of this Agreement and in the Ancillary Documents shall be true and correct (disregarding all qualifications or limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import), except, in the case of clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, in each case on and as of the date of this Agreement or the date of such Ancillary Documents, as the case may be, and on and as of the Closing Date with the same effect as though made on and as of such respective dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date); and
(ii) The Company shall have performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Closing.
(b) Material Adverse Effect. There shall not have occurred, since the date hereof, any event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(c) Company Certificate. The Company shall have delivered to Purchasers a certificate, dated the Closing Date, signed by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 5.01(a) and (b) have been satisfied to the best knowledge of the officer executing the same.
(d) Opinion. The Purchasers shall have received from counsel to the Company an opinion substantially in the form attached hereto as Exhibit C.
(e) No Adverse Law, Action or Decision or Injunction. There shall be no law, statute, order, rule or regulation of, and no action, suit, investigation or proceeding pending by, a Regulatory Authority of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the Transactions, and there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions.

(f) Registration and Exchange Rights Agreement. The Registration and Exchange Rights Agreement shall have been executed and delivered by the Company.
(g) NASDAQ Listing. The shares of Common Stock issuable to PNC hereunder shall have been approved for listing on the NASDAQ, subject to official notice of issuance.
(h) P&A Transaction. The Company shall have consummated the transactions contemplated by the P&A Agreement in accordance with the terms thereof (it being understood that subject to the terms and conditions of the P&A Agreement, such transactions will close substantially simultaneously with the Closing).
Section 5.02. Conditions of the Company. The obligation of the Company to sell the Securities at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:
(a) Representations and Warranties; Covenants. The representations and warranties of each Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), and each Purchaser shall have performed all obligations and complied with all covenants required hereunder to be performed by them at or prior to the Closing.
(b) Purchaser’s Certificate. An executive officer of each Purchaser shall have delivered to the Company a certificate, dated the Closing Date, to the effect that, with respect to such Purchaser, the condition set forth in Section 5.02(a) has been satisfied to the best knowledge of the officer executing the certificate.
(c) No Adverse Action or Decision or Injunction. There shall be no law, statute, order, rule or regulation of, and no action, suit, investigation or proceeding pending by, a Regulatory Authority of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the Transactions, and there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions.
(d) P&A Transaction. Purchasers shall have consummated the transactions contemplated by the P&A Agreement in accordance with the terms thereof (it being understood that subject to the terms and conditions of the P&A Agreement, such transactions will close substantially simultaneously with the Closing.)
Section 5.03. Termination. This Agreement may be terminated at any time prior to the Closing:
(a) Mutual Consent. By mutual consent of Purchasers and the Company in a written instrument;

(b) P&A Agreement Termination. By either Purchasers or the Company in the event that the P&A Agreement shall have been terminated;
(c) Breaches by the Company. By Purchasers, if there has been a material violation or breach by the Company of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchasers set forth in Section 5.01 at the Closing and such violation or breach has not been waived by Purchasers or, in the case of a covenant or agreement breach, cured by the Company within 30 days after notice thereof to the Company from Purchasers;
(d) Breaches by Purchasers. By the Company, if there has been a material violation or breach by a Purchaser of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company set forth in Section 5.02 at the Closing and such violation or breach has not been waived by the Company or, in the case of a covenant or agreement breach, cured by Purchasers within 30 days after notice thereof to Purchasers from the Company;
(e) Governmental Authority. By either Purchasers or the Company if there shall be any law, statute, order, rule or regulation of, or action, suit, investigation or proceeding pending by, a Regulatory Authority of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the Transactions, or there shall be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions; or
(f) Sufficient Capital. By the Company at its election effective immediately prior to the closing of the transactions contemplated by the P&A Agreement in accordance with its terms, if no Regulatory Authority of competent jurisdiction shall require that in connection with such closing the Transactions also be consummated.
(g) Change of Control. By Purchasers if there shall have occurred, or the Company shall have entered into any agreement providing for, a Change of Control.
Section 5.04. Effect of Termination. In the event of termination of this Agreement by either or both of the Company and Purchasers pursuant to Section 5.03, written notice thereof shall forthwith be given by the terminating party to the other, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of this Section 5.04 and Article VI shall survive the termination of this Agreement and except that neither party shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.
ARTICLE VI
Miscellaneous
Section 6.01. Survival of Representations and Warranties. All covenants and agreements, other than those which by their terms apply in whole or in part after the Closing Date, shall terminate as of the Closing Date. Except for the warranties and representations contained in clauses (a), (b), (c) and (p) of Section 3.01, which shall survive the Closing without limitation, the warranties and representations made herein or in any certificates delivered in connection with the Closing shall survive the Closing for a period of one (1) year and shall then expire.

Section 6.02. Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Purchasers:	National City Bank
c/o The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue Pittsburgh, Pennsylvania
15222-2707
Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

With a copy to:	The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue Pittsburgh, Pennsylvania
15222-2707
Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo
Fax: (212) 403-2000

If to the Company:	First Niagara Financial Group, Inc.
6950 South Transit Road, P.O. Box 514, Lockport, NY
14095-0514
Fax: (716) 625-8405
Attention: Michael W. Harrington
John Mineo

With a copy to:	Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400
Washington DC 20015
Attention: John J. Gorman
Fax: (202) 362-2902

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.
Section 6.03. Entire Agreement; Amendment. This Agreement and the P&A Agreement contain the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement or the P&A Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.
Section 6.04. Third Party Beneficiaries. Except as expressly provided in Sections 4.05(d) and 6.10, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Company and Purchasers.
Section 6.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document.
Section 6.06. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed in such commonwealth and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in Pittsburgh, Pennsylvania.
Section 6.07. Confidentiality. Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 4.07 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, any Regulatory Authority.

Section 6.08. Expenses. Each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Ancillary Documents and the Transactions.
Section 6.09. Indemnification.
(a) The Company agrees to indemnify and hold harmless each Purchaser, each person who controls a Purchaser within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Purchaser Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 6.09(d) below) and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from (i) any inaccuracy in or breach of the representations, warranties or covenants made by the Company in this Agreement or any Ancillary Document or (ii) any action or failure to act undertaken by a Purchaser Indemnitee at the written request of or with the written consent of the Company.
(b) Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company and each of its officers, directors, employees, agents and Affiliates in their respective capacities as such (the “Company Indemnitees”), to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of the representations, warranties or covenants made by such Purchaser in this Agreement or any Ancillary Document or (ii) any action or failure to act undertaken by a Company Indemnitee at the written request of or with the written consent of a Purchaser.
(c) To exercise its indemnification rights under this Section 6.09 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, a party (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification under this Section 6.09 (the “Indemnifying Party”) of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity under this Section 6.09 may be sought hereunder; provided, however, that in no event shall notice of claim for indemnification under this Agreement be given later than the expiration of one (1) year from the Closing Date; provided, further, that any delay or failure by the Indemnified Party to give notice shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that the Indemnifying Party is actually and materially prejudiced by reason of such delay or failure. The Indemnified Party shall advise the Indemnifying Party of all facts relating to such assertion within the knowledge of the Indemnified Party, and shall afford the Indemnifying Party the opportunity, at the Indemnifying Party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and in the reasonable judgment of the Indemnified Party, representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interest between them.

(d) Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Section 6.09 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnifying Party may agree without the prior written consent of the Indemnified Party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim and which unconditionally releases the Indemnified Party from all liability in connection with such claim.
(e) Notwithstanding anything to the contrary contained in this Agreement:
(i) An Indemnifying Party shall not be liable under this Section 6.09 for any Loss sustained by the Indemnified Party unless and until the aggregate amount of all indemnifiable Losses sustained by the Indemnified Party shall exceed $1,000,000, in which event the Indemnifying Party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $1,000,000; provided, however, that any individual items where the loss relating thereto is less than $25,000 shall not be aggregated for purposes hereof; and provided, further, that the maximum aggregate amount of indemnification payments payable by Seller or Purchasers pursuant to this Section 6.09 shall be $49,000,000.
(ii) In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.
Section 6.10. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and Purchasers’ successors and assigns, and no other person; provided, that, subject to applicable law, a Purchaser may assign its rights under this Agreement to any of its Affiliates, but no such assignment shall relieve a Purchaser of its obligations hereunder. For the avoidance of doubt, none of the covenants or obligations of a Purchaser hereunder shall be binding on any other Person, and no such Person shall be entitled to any of the Purchaser’s rights hereunder (other than under Section 4.05(d)), solely as a result of the transfer of any of the Securities to such Person.
Section 6.11. Remedies; Waiver. To the extent permitted by law, all rights and remedies existing under this Agreement or any Ancillary Documents are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 6.12. Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.
Section 6.13. Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.
By:	/s/ David J. Williams
	Name:	David J. Williams
	Title:	Senior Vice President

NATIONAL CITY BANK
By:	/s/ David J. Williams
	Name:	David J. Williams
	Title:	Senior Vice President

FIRST NIAGARA FINANCIAL GROUP, INC.
By:	/s/ John R. Koelmel
	Name:	John R. Koelmel
	Title:	President and Chief Executive Officer

Exhibit A — Terms of Registration and Exchange Rights Agreement

Common Stock Registration	The Company will file with the SEC a shelf registration statement for the resale of the Common Stock in an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

Timing of Common Stock Registration
•     Upon the earlier of: (i) 75 days following the Closing and (ii) as soon as can be accomplished given the best efforts by both the Company, the Purchasers and their respective representatives to effect the appropriate disclosure.

•     if the shelf registration statement is not an automatic shelf registration statement, use commercially reasonable efforts to cause the shelf registration statement to become effective within 180 days after the first date of original issuance of the Common Stock.

Senior Notes Registration on Demand	Upon NCB’s demand, the Company will file with the SEC a registration statement relating to an offer to exchange any and all of the Senior Notes for a like aggregate principal amount of debt securities issued by the Company which are substantially identical to the Senior Notes (and are entitled to the benefits of the indenture) except that they have been registered with the SEC.

Timing of Senior Notes Registration	As promptly as reasonably practicable following a demand. Company will use reasonable best efforts to cause any exchange registration statement to be declared effective by the SEC no later than 90 days after the filing thereof.

Senior Notes Exchange Offer	Company will use reasonable best efforts to commence exchange offer no later than 10 business days after the effective time of the exchange registration statement; offer to be held open for at least 20 business days after the date notice of the offer is mailed to the holders of Senior Notes in accordance with Regulation 14E under the Exchange Act.

Senior Notes Indenture	At or before the effective time of the exchange registration, the Company will qualify the Indenture under the Trust Indenture Act, as amended.

Expenses	Company to bear registration expenses, including reasonable fees and disbursements of holders’ counsel.

Other Provisions	Customary representations and warranties and covenants for a transaction of this type.

Exhibit B — Terms of the Senior Notes

Issue	12% Senior Notes due 2014 (the “Senior Notes”)

Issuer	Company

Aggregate Principal Amount	Aggregate Notes Principal Amount

Coupon	The Senior Notes will bear interest at a rate of 12.00% per annum. Interest will be payable quarterly in arrears on the Coupon Dates of each year, beginning on October 10, 2009. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest shall be payable in cash.

Price to Purchaser	100.00% of Aggregate Notes Principal Amount

Coupon Dates	March 10, June 10, September 10 and December 10

First Coupon Date	December 10, 2009

Maturity Date	September 10, 2014

Prepayment /Redemption Right	The Company will have the right to call/prepay the Senior Notes in whole or in part prior to the Maturity Date at par plus accrued interest to the date of redemption. Prepayments would have to be made in increments of $10 million (or, if lesser, the Aggregate Notes Principal Amount).

Ranking	The Senior Notes will be the Company’s senior unsecured obligations and will rank equal in right of payment with all of the Company’s existing and future indebtedness that is not contractually subordinated to the Senior Notes.

The Senior Notes will be effectively subordinated to all of the Company’s existing and future indebtedness to the extent of the collateral securing the same and to all liabilities and preferred equity of all of the Company’s subsidiaries.

Indenture / Covenants / Events of Default	The Senior Notes will be issued pursuant to an indenture dated the Closing Date by and between the Company and the Trustee (the “Indenture”) containing customary covenants and other customary terms substantially similar to those contained in that certain Indenture among PNC Funding Corp., PNC Financial Corp. and J.P. Morgan Chase & Co. as successor to Manufacturers Hanover Trust Company, dated as of December 1, 1991, including, but not exclusive, to, terms related to covenants, default and events of default, Trustee matters, the Trust Indenture Act of 1939, as amended, exchange mechanisms and other provisions, except that the Senior Notes will not be guaranteed at issuance, with such modifications to be agreed upon by the Purchasers.

Registration Rights	The Company will register the Senior Notes pursuant to the terms of the Registration and Exchange Rights Agreement.

DTC Eligibility	If the notes are issued in book entry form, at NCB’s request the Company will reasonably cooperate to cause the Senior Notes to be DTC-eligible.

Trading	The Senior Notes will not be listed on any securities exchange or for quotation on any quotation system.

Trustee	The Trustee shall be eligible for appointment as trustee under the Trust Indenture Act of 1939, as amended, such Trustee to be chosen by the Purchasers with the consent of the Company, such consent not to be unreasonably withheld.

Governing Law	New York or Delaware